                                                                    EXHIBIT 11.1



                   K & G MEN'S CENTER, INC. AND SUBSIDIARIES


                     COMPUTATION OF NET INCOME PER COMMON

                         AND COMMON EQUIVALENT SHARES





                                                FISCAL YEAR ENDED               SIX MONTHS ENDED
                                      -------------------------------------   --------------------
                                      JANUARY 30,  JANUARY 29,  JANUARY 28,   JULY 30,    JULY 28,
                                         1994         1995         1996         1995        1996
                                      ----------   -----------  ----------    --------    -------
                                                                                  (Unaudited)

Weighted average common and common
 equivalent shares outstanding (1)      4,410,000    4,410,000    5,250,000   5,250,000   5,250,000
Issuance of common stock in T&C                 0      420,000            0           0           0
 Acquisition
Initial public offering                         0            0            0           0   1,127,500
                                       ----------   ----------   ----------  ----------  ----------

Weighted average common and common
 equivalent shares outstanding          4,410,000    4,830,000    5,250,000   5,250,000   6,377,500
                                       ----------   ----------   ----------  ----------  ----------
Net income                             $1,157,200   $2,297,700   $3,186,100  $1,188,900  $1,488,500
                                       ----------   ----------   ----------  ----------  ----------
Net income per common and common
 equivalent shares outstanding              $0.26        $0.48        $0.61       $0.23       $0.23
                                       ==========   ==========   ==========  ==========  ==========








(1) The weighted average number of common and common equivalent shares outstanding for all periods presented includes the effects of the August 1994 stock dividend and December 1995 stock split, effected as a stock dividend. In addition, the Redeemable Common Stock, Series B is considered a common Stock equivalent and has been reflected on an as-if-converted basis in all periods presented.